EXHIBIT 99.1

Ultra Petroleum Announces Second Quarter 2017 Financial and Operating Results

HOUSTON, Aug. 09, 2017 (GLOBE NEWSWIRE) -- Ultra Petroleum Corp. (NASDAQ:UPL) announces financial and operating results for the second quarter of 2017. Highlights:

  Reported net income of $499.0 million; Adjusted net income(2) of $51.0 million compared to $37.9 million in the prior year comparable quarter,
  Generated positive free cash flow (operating cash flow(1) less capital expenditures) for the six months of $36.6 million,
  Revenues increased to $212.7 million, a 45% increase from the prior year quarter,
  Second quarter cash operating margins(10) improved to $2.11 per Mcfe, compared to $1.20 per Mcfe in the prior-year quarter, an improvement of 76%, and
  Produced natural gas and oil volumes of 67.1 Bcfe, an increase of 5% above first quarter 2017 levels.

Second Quarter Financial Results

During the second quarter of 2017, total revenues increased 45% to $212.7 million as compared to $146.6 million during the second quarter of 2016. For the second quarter of 2017, production of natural gas and oil was 67.1 billion cubic feet equivalent (Bcfe). The company’s production for the second quarter was comprised of 63.1 billion cubic feet (Bcf) of natural gas and 675.2 thousand barrels (MBbls) of oil and condensate.

During the second quarter of 2017, Ultra Petroleum’s average realized natural gas price was $2.84 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company’s average price for natural gas was $2.85 per Mcf, compared to $1.76 per Mcf for the second quarter of 2016. The company’s average realized oil and condensate price was $45.51 per barrel (Bbl) for the quarter ended June 30, 2017 as compared to $40.54 per Bbl for the same period in 2016.

Ultra Petroleum’s reported net income was $499.0 million, or $2.76 per diluted share. Ultra reported adjusted net income(2) of $51.0 million, or $0.28 per diluted share for the quarter ended June 30, 2017.

“Second quarter production grew 5% over first quarter’s production which was the company’s lowest (trough) in three years. A small capital investment program in 2016 led to the first quarter trough production results. First half 2017 capex is already 83% of 2016’s total with full year 2017 capex double that of 2016. We expect 20% growth in production from first quarter 2017 to fourth quarter 2017, followed by 20% annual growth in 2018,” commented Michael D. Watford, President, Chairman and CEO.

Year to Date Financial Results

During the six months ended June 30, 2017, total revenues increased 42% to $433.6 million as compared to $306.0 million during the same period in 2016. During the first six months of 2017, production of natural gas and oil was 131.1 Bcfe. The company’s first half production was comprised of 123.1 Bcf of natural gas and 1.3 million barrels of oil and condensate.

During the first six months of 2017, Ultra Petroleum’s average realized natural gas price was $2.99 per Mcf, including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company’s average price for natural gas was $3.00 per Mcf compared to $1.89 per Mcf for the same period in 2016. The company’s average realized oil and condensate price was $46.39 per Bbl for the six months ended June 30, 2017 as compared to $33.50 per Bbl for the same period in 2016.

Ultra’s reported net income was $409.3 million, or $3.12 per diluted share. Ultra Petroleum reported adjusted net income(2) of $170.3 million, or $1.30 per diluted share for the six months ended June 30, 2017.

Commodity Hedges

Ultra enters into hedges for volumes equivalent to a portion of expected future production volumes to increase the predictability of its cash flows and to help maintain a strong, flexible financial position. At June 30, 2017, Ultra has the following hedges in place:

NYMEX	Q3 2017	Q4 2017	Total Remaining 2017
Natural Gas Swaps:
Volume (MMBtu)	53.0	18.0	71.0
$/MMbtu	$3.17	$3.17	$3.17
$/Mcf	$3.34	$3.34	$3.34

Operations Update

Wyoming Operations

During the second quarter, Ultra Petroleum and its partners drilled 49 gross (42 net) Pinedale wells and placed on production 47 gross (38 net) wells. The second quarter average initial production (IP) rate for new operated wells brought online was 7.4 million cubic feet equivalent (MMcfe) per day.  The company produced a total of 62.8 Bcfe in Wyoming, averaging 691 MMcfe per day comprised of 658 million cubic feet (MMcf) per day of natural gas and 5,384 barrels of condensate per day.

During the second quarter, we added three additional operated rigs. We are currently running seven operated and one non-operated rig in Pinedale.  We expect another rig to be added by the end of August to complete our 2017 ramp up plan.  In less than one year, we have quadrupled our operated rig count. For the second quarter of 2017 the average rig count was 5 rigs and for the first six months of 2017, the average rig count was 4.5 rigs.

The company averaged 9.4 days to drill an operated well in the second quarter, as measured by spud to total depth (TD). Total days per well, measured by rig-release to rig-release, averaged 11.4 days in the second quarter, which compares to 11.4 days in the first quarter of 2017. Cycle times remained flat quarter to quarter, an impressive result considering three new rigs were added to the fleet.

Utah Operations

During the second quarter of 2017, net production in Utah was 219.6 thousand barrels of oil equivalent, or 2,413 barrels of oil equivalent per day.

Pennsylvania Operations

The company produced 3.0 Bcf, averaging 33 MMcf per day during the second quarter of 2017.

2017 Guidance Update

“For the last 18 months during restructuring, we have not been able to work on resource expansion. Now we can. We’ve added over 9,000 net acres, or 13%, to our core southwest Wyoming (Pinedale) acreage position, with much of it providing exploratory, horizontal development opportunity. We plan to drill 11% fewer development wells through year-end while we use those resources to drill three exploratory, horizontal wells. With this decision, we’ve modified our production forecast by approximately 3%, while creating a significant resource expansion opportunity,” commented Watford.

Capital Investment: The company is affirming its drilling and completion capital budget for 2017 of $500.0 million, or $525.0 million including facilities and capitalized costs. During the second quarter, the company closed an acquisition in Pinedale adding additional development drilling locations and exploratory acreage. Including this acquisition, the total capital budget for 2017 is approximately $540.0 million.

Production: Due to the delay in rig deliveries in the second and third quarters, a redirection of some of our resources toward resource expansion and a decision to drill fewer development wells, we are revising our annual production guidance to a range of 280 to 290 Bcfe, a change of approximately 3%.

Price Realizations and Differentials: The company's realized natural gas price per Mcf is expected to average 6 to 8 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for oil is expected to be approximately 5 to 6 percent less than the average NYMEX crude oil price.

Expenses: The following table presents the company's expected per unit of production expenses assuming a $3.10 per MMBtu Henry Hub natural gas price and a $50.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	2017
Lease operating expenses	$ 0.31 – 0.34
Operating lease expense	$ 0.07 – 0.07
Production taxes	$ 0.31 – 0.35
Gathering fees	$ 0.28 – 0.32
Transportation charges	$ 0.00 – 0.00
Depletion and depreciation	$ 0.50 – 0.56
General and administrative-cash	$ 0.02 – 0.04
Interest expense(1)	$ 0.33 – 0.35
Total operating costs per Mcfe	$ 1.82 – 2.03

(1)Interest expense for the full year is expected to range between $0.33 and $0.35 per Mcfe as the company entered into the debt agreements on April 12, 2017. Interest expense for the second quarter was $0.43 per Mcfe.

Income Tax: Ultra currently projects a zero book tax rate for 2017.

Conference Call Webcast Scheduled for August 9, 2017

Ultra Petroleum’s second quarter 2017 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Wednesday, August 09, 2017. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast.  The webcast replay will be archived on Ultra Petroleum’s website.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Operations (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2017	2016	2017	2016

Volumes:
Natural gas (Mcf)	123,056,200	135,041,437	63,066,779	66,436,039
Oil and condensate (Bbls)	1,338,133	1,525,084	675,236	735,377
Mcfe - Total	131,084,998	144,191,941	67,118,195	70,848,301

Revenues:
Natural gas sales	$368,848	$254,882	$179,997	$116,780
Oil sales	62,081	51,095	30,732	29,811
Other revenue	2,687	-	1,928	-
Total operating revenues	433,616	305,977	212,657	146,591

Expenses:
Lease operating expenses	46,225	47,230	23,089	21,836
LGS operating lease expense	10,452	10,343	5,226	5,171
Production taxes	43,887	28,706	21,754	13,474
Gathering fees	41,571	43,954	20,642	21,504
Total lease operating costs	142,135	130,233	70,711	61,985

Transportation charges	-	23,701	-	146
Depletion and depreciation	70,427	62,083	38,673	31,234
General and administrative	(203)	2,896	(404)	474
Stock compensation	26,264	2,704	25,413	907
Total operating expenses	238,623	221,617	134,393	94,746

Other (expense) income, net	(119)	(1,922)	27	(227)
Restructuring expenses	-	(7,148)	-	(1,569)
Contract settlement expense	(52,707)	-	-	-
Interest expense	(114,872)	(66,565)	(29,425)	(16,662)
Deferred gain on sale of liquids gathering system	5,276	5,276	2,638	2,638
Realized gain on commodity derivatives	(868)	-	(868)	-
Unrealized gain on commodity derivatives	8,367	-	21,585	-
Total other (expense) income, net	(154,923)	(70,359)	(6,043)	(15,820)

Reorganization items, net	369,270	(22,183)	426,816	(22,183)

Income (loss) before income taxes	409,340	(8,182)	499,037	13,842
Income tax provision (benefit)	2	(350)	-	(160)

Net income (loss)	$409,338	$(7,832)	$499,037	$14,002

Adjusted Net Income Reconciliation:
Net income (loss)	$409,338	$(7,832)	$499,037	$14,002
Reorganization items, net	(369,270)	22,183	(426,816)	22,183
Postpetition interest expense	85,338	-	460	-
Contract settlement expense	52,707	-	-	-
Restructuring expenses	-	7,148	-	1,569
Unrealized gain on commodity derivatives	(8,367)	-	(21,585)	-
Deferred taxes	-	1	-	1
Other	583	2,112	(80)	155
Adjusted net income (2)	$170,329	$23,612	$51,016	$37,910

Operating cash flow (1)(7)(8)	$261,744	$72,535	$112,464	$62,402
(see non-GAAP reconciliation)

Adjusted EBITDA(5)	$291,279	$149,338	$141,889	$83,915
(see non-GAAP reconciliation)

Weighted average shares (000's)(9)
Basic	130,770	79,984	180,964	80,002
Diluted	131,078	79,984	181,033	80,333

Earnings per share
Net income (loss) - basic	$3.13	($0.10)	$2.76	$0.18
Net income (loss) - diluted	$3.12	($0.10)	$2.76	$0.17

Adjusted earnings per share(2)(9)
Adjusted net income - basic	$1.30	$0.30	$0.28	$0.47
Adjusted net income - diluted	$1.30	$0.30	$0.28	$0.47

Realized Prices
Natural gas ($/Mcf), excluding realized gain
on commodity derivatives	$3.00	$1.89	$2.85	$1.76
Natural gas ($/Mcf), including realized gain
on commodity derivatives	$2.99	$1.89	$2.84	$1.76
Oil liquids ($/Bbl)	$46.39	$33.50	$45.51	$40.54

Costs Per Mcfe
Lease operating expenses	$0.35	$0.33	$0.34	$0.31
Operating lease expense	$0.08	$0.07	$0.08	$0.07
Production taxes	$0.33	$0.20	$0.32	$0.19
Gathering fees	$0.32	$0.30	$0.31	$0.30
Transportation charges	$0.00	$0.16	$0.00	$0.00
Depletion and depreciation	$0.54	$0.43	$0.58	$0.44
General and administrative - total	$0.20	$0.04	$0.37	$0.02
Interest expense(7)	$0.23	$0.46	$0.43	$0.24
	$2.05	$1.99	$2.43	$1.57
Adjusted Margins
Adjusted Net Income Margin(3)	39%	8%	24%	26%
Adjusted Operating Cash Flow Margin(4)(7)(8)	60%	24%	53%	43%
Adjusted EBITDA Margin(6)	67%	49%	67%	57%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	June 30,	December 31,
	2017	2016
	(Unaudited)
Cash and cash equivalents	$5,992	$401,478
Outstanding debt
Term Loan, secured due 2024	800,000	-
6.875% Senior Notes, unsecured due 2022	700,000	-
7.125% Senior Notes, unsecured due 2025	500,000	-
6.125% Senior Notes due 2024	-	850,000
5.75% Senior Notes due 2018	-	450,000
Senior Notes issued by Ultra Resources, Inc.	-	1,460,000
Credit Agreement	77,000	999,000
Total current portion of long-term debt	$2,077,000	$3,759,000
Less: Deferred financing costs	(60,086)	-
Less: Liabilities subject to compromise	-	(3,759,000)
Total current portion of long-term debt not
subject to compromise	$2,016,914	$-

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net cash provided by operating activities	$112,977	$31,738	$(58,382)	$35,428
Net changes in operating assets and liabilities
and other non-cash or non-recurring items(7)(8)	148,767	40,797	170,846	26,974
Net cash provided by operating activities before
changes in operating assets and liabilities	$261,744	$72,535	$112,464	$62,402

Reconciliation of Earnings before Interest, Taxes, Depletion and Amortization (unaudited)
All amounts expressed in US$000's
The following table reconciles net income (loss) as derived from the Company's financial information with earnings before interest, taxes, depletion, and amortization and certain other non-recurring or non-cash charges (Adjusted EBITDA)(5):

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income (loss)	$409,338	$(7,832)	$499,037	$14,002
Interest expense	114,872	66,565	29,425	16,662
Depletion and depreciation	70,427	62,083	38,673	31,234
Reorganization items, net	(369,270)	22,183	(426,816)	22,183
Contract settlement expense	52,707	-	-	-
Unrealized gain on commodity derivatives	(8,367)	-	(21,585)	-
Restructuring expenses	-	7,148	-	1,569
Deferred gain on sale of liquids gathering system	(5,276)	(5,276)	(2,638)	(2,638)
Stock compensation expense	26,264	2,704	25,413	907
Taxes	2	(350)	-	(160)
Other	582	2,113	380	156
Adjusted EBITDA(5)	$291,279	$149,338	$141,889	$83,915

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company’s peers and of prior periods.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt.  The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by Total operating revenues plus Realized gain (loss) on commodity derivatives, if any.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by Total operating revenues plus Realized gain (loss) on commodity derivatives, if any.

(5) Earnings before interest, taxes, depletion and amortization (Adjusted EBITDA) is defined as Net income (loss) adjusted to exclude interest, taxes, depletion and amortization and certain other non-recurring or non-cash charges. Management believes that the non-GAAP measure of Adjusted EBITDA is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt.  Adjusted EBITDA should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(6) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total operating revenues plus Realized gain (loss) on commodity derivatives, if any.

(7) For the six months and quarter ended June 30, 2017, excludes postpetition interest expense that represents interest for the period beginning April 29, 2016 through April 12, 2017.

(8) For the six months and quarter ended June 30, 2017, reorganization items, net and contract settlement expense are considered non-recurring items and are excluded from operating cash flow.

(9) In conjunction with emergence from chapter 11, the company issued shares of New Equity to holders of Existing Common Shares at a conversion ratio of 0.521562 on April 12, 2017. As a result, the basic and fully diluted share counts have been presented to reflect this conversion as if it had occurred as of January 1, 2016.

(10) Cash operating margin is defined as Total operating revenues plus Realized gain (loss) on commodity derivatives per Mcfe, if any, less lease operating expense, operating lease expense, production taxes, gathering fees and transportation charges, per Mcfe.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on NASDAQ and trades under the ticker symbol “UPL”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. Certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, weather and government regulation, the availability of oil field services, personnel and equipment. Our SEC filings are available by written request to Ultra Petroleum Corp. at 400 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended June 30, 2017.

For further information contact:
Sandi Kraemer
Director, Investor Relations
Phone: 281-582-6613
Email: skraemer@ultrapetroleum.com